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                                                    Exhibit 3.2


                          ARTICLES OF INCORPORATION

       1. The name of the corporation is Declan Technologies, Inc.

       2. The address of the registered office is 26 Wellington St. East, Suite 800, city of Toronto, Municipality of Metropolitan.

       3. Number (or minimum and maximum number of direction is: Minimum 1, Maximum 10

       4. The first director(s) are:

              Full residence address or of registered office or of principal place of business giving street and none or R.R. No., municipality and postal code 5410 Turney Drive, Mississauga, Ontario L5M 4Y8.

       5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. None.

       6. The classes and any maximum number of shares that the corporation is authorized to issue, 100 Common Shares.

       7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: None.

       8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows: None

       9. Other provisions, if any, are NIL

       10. The names and addressed of the incorporation are: Declan A. French

       11. Full residence address or of registered office or of principal place of business giving street and none or R.R. No., municipality and postal code 5410 Turney Drive, Mississauga, Ontario L5M 4Y8.

       These articles are signed in duplicate.

                                 By: /s/ Declan A. French
                                 -----------------------------------
                                         Declan A. French, President